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                                                                   EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of April 20, 2004, by and between Formula Footwear, Inc., a Utah corporation ("Formula") and VSUS Technologies Incorporated, a Delaware corporation ("VSUS") (Formula and VSUS shall sometimes be referred to herein collectively as the "Constituent Corporations").

                                   BACKGROUND

         WHEREAS, Formula is a corporation duly organized and existing under the laws of the State of Utah, and VSUS is a corporation duly organized and existing under the laws of the State of Delaware.

         WHEREAS, the authorized capital stock of Formula consists of 50,000,000 shares of common stock, $.001 par value per share (the "Formula Common Stock"), of which 11,893,896 shares are issued and outstanding; and

         WHEREAS, the authorized capital stock of VSUS consists of: (i) 100,000,000 shares of common stock, $.001 par value ("VSUS Common Stock"), of which 11,836,012 shares are issued and outstanding and held by Formula, and (ii) 20,000,000 shares of preferred stock, $.001 par value ("VSUS Preferred Stock"), of which no shares are issued or outstanding; and

         WHEREAS, the respective boards of directors of the Constituent Corporations deem it advisable and in the best interests of their respective corporations and stockholders that Formula be merged with and into VSUS pursuant to the terms and conditions set forth in this Agreement (the "Merger"); and

         WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved this Agreement by resolutions duly adopted by them in accordance with the laws of their respective jurisdictions of incorporation; and

         WHEREAS, the Constituent Corporations wish to effect the Merger as a plan of reorganization in accordance with the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in accordance with applicable law, the parties hereto do hereby adopt the plan of reorganization encompassed by this Agreement, and do hereby agree that Formula shall merge with and into VSUS in accordance with the following terms and conditions:

1.       MERGER

         1.1      Merger; Surviving Corporation.

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                  (a) The effective time of the Merger (the "Effective Time")
will occur at the latest of: (i) the time and date that the stockholders of each of Formula and VSUS have approved this Agreement and the Merger, (ii) the time and date that a Certificate of Merger is duly filed with the Secretary of State of Delaware with respect to the Merger, or such later date and time as is set forth therein, and (iii) the time and date that Articles of Merger are duly filed with the Utah Division of Corporations and Commercial Code with respect to the Merger, or such later date and time as is set forth therein.

                  (b) At the Effective Time, Formula will be merged with and into VSUS, with VSUS being the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the corporate existence of Formula will cease, and the Surviving Corporation will succeed to all of the business, properties, assets, and liabilities of the Constituent Corporations.

         1.2      Certificate Of Incorporation and Bylaws.

                  (a) From and after the Effective Time, the Certificate of Incorporation of VSUS, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

                  (b) From and after the Effective Time, the Bylaws of VSUS, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

         1.3      Directors And Officers.

                  (a) The number of directors of VSUS immediately prior to the Effective Time will be the number of directors of the Surviving Corporation from and after the Effective Time, until such number is altered in accordance with the laws of the State of Delaware. The directors of VSUS immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time and will hold office from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

                  (b) The officers of VSUS immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time and will hold the same offices from and after the Effective Time in accordance with the By-laws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

         1.4      Terms Of Merger.

                  (a) At the Effective Time, the shares of capital stock of Formula will be converted into shares of capital stock of VSUS as follows:

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                           (i) each share of Formula Common Stock issued and
outstanding immediately before the Effective Time will, automatically and without further act of Formula, VSUS, or any holder thereof, be extinguished and converted into one issued and outstanding and fully paid and non-assessable share of VSUS Common Stock subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time; and

                           (ii) any share of Formula Common Stock held in the
treasury immediately before the Effective Time will, automatically and without further act of Formula or VSUS, be extinguished and converted into one fully paid and nonassessable share of VSUS Common Stock to be held in the treasury of VSUS subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time.

                  (b) Each person who, as a result of the Merger, holds one or more certificates representing one or more shares of Formula Common Stock may surrender any such certificate to VSUS, and, upon such surrender, VSUS will, within a reasonable time, deliver to such person, in substitution and exchange therefor, one or more certificates evidencing the number of shares of VSUS Common Stock, that such person is entitled to receive in accordance with the terms of this Agreement, in substitution for the number of shares of Formula Common Stock represented by each certificate so surrendered; provided, however, that no such holder will be required to surrender any such certificate until such certificate otherwise would be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

                  (c) At the Effective Time, all of the shares of capital stock of VSUS issued or outstanding immediately before the Effective Time will, automatically and without further act of Formula, VSUS, or any holder thereof, be cancelled and cease to exist, without any consideration being payable therefor.

                  (d) At the Effective Time, the Surviving Corporation shall assume all obligations of Formula under any employee benefit plan in effect as of such date, with respect to which employee rights or accrued benefits are outstanding as of such date. Each option, warrant or other right to purchase shares of Formula Common Stock outstanding immediately before the Effective Time will, automatically and without further act of Formula, VSUS, or any holder thereof, become an option, warrant or other right (as applicable) to purchase shares of VSUS Common Stock, subject to the same terms and conditions and at the same option price applicable to such option, warrant or other right immediately before the Effective Time.

2.       MISCELLANEOUS

         2.1 Consent To Service Of Process. VSUS hereby consents and agrees, effective as of the Effective Time, to be sued and served with process in the State of Utah in any proceeding for the enforcement of any obligations of Formula and in any proceeding for the enforcement of the rights, if any, of a dissenting stockholder of Formula against VSUS. VSUS hereby irrevocably appoints the Utah Division of Corporations and Commercial Code as its agent to accept service of process in any such proceeding from and after the Effective Time.

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         2.2 Accounting Matters. Except as herein provided with respect to the cancellation of the outstanding shares of Formula, the assets, liabilities, reserves, and accounts of Formula and VSUS will be taken up or continued on the books of VSUS in the respective amounts at which such assets, liabilities, reserves, and accounts have been carried on the books of Formula and VSUS immediately before the Effective Time, subject to such adjustments, and such elimination of intercompany items, as may be appropriate to give effect to the Merger.

         2.3 Expenses Of Merger. From and after the Effective Time, VSUS will pay all unpaid expenses of carrying this Agreement into effect and accomplishing the Merger.

         2.4 Further Assurances. If, at any time from and after the Effective Time, VSUS believes or is advised that any further assignment or assurance in law is necessary or desirable to vest in VSUS the title to any property or rights of Formula, the proper officers of VSUS are hereby authorized, in the name of Formula or otherwise, to execute and make all such proper assignments and assurances in law, and to do all other things necessary or proper to vest such property or rights in VSUS and otherwise to carry out the purposes of this Agreement.

         2.5 Approval. This Agreement will be submitted for approval by the holders of Formula Common Stock at an annual or special meeting of stockholders, or Formula will acquire the necessary shareholder consents pursuant to applicable law. The execution of this Agreement constitutes the approval hereof, and of the transactions contemplated hereby, by written consent of Formula in its capacity as sole stockholder of VSUS.

         2.6 Termination and Abandonment. At any time before the Effective Time and for any reason, this Agreement may be terminated and abandoned by the board of directors of either party, notwithstanding approval of this Agreement by the stockholders of Formula and VSUS. Upon any such termination, this Agreement will become null and void and have no force or effect, without any liability to any person on the part of Formula or VSUS or their respective stockholders, directors, or officers.

         2.7 Amendment. At any time before the Effective Time and for any reason, this Agreement may be amended, notwithstanding approval of this agreement by the stockholders of Formula or VSUS, by an agreement in writing executed in the same manner as this Agreement; provided, however, that after approval of this Agreement by the stockholders of Formula, this Agreement may not be amended, without such further approval as is required by law, to the extent that such amendment would: (i) alter or change the amount or kind of shares to be received by the stockholders of VSUS or Formula in the Merger, (ii) alter or change any term of the Certificate of Incorporation of VSUS, or (iii) effect any alteration or change that would adversely affect the stockholders of Formula or VSUS.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                               FORMULA FOOTWEAR, INC.,
                               a Utah corporation


                               By:  /s/ Amiram Ofir
                                   ------------------------------------
                                        Name: Amiram Ofir
                                        Title:  Chief Executive Officer



                               VSUS TECHNOLOGIES INCORPORATED,
                               a Delaware corporation


                               By:  /s/ Matis Cohen
                                   ------------------------------------
                                        Name:  Matis Cohen
                                        Title:  President

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